GRAINGER REPORTS RESULTS FOR THE 2019 THIRD QUARTER

Sales performance and strong expense management lead to share gain and operating earnings growth despite slower macroeconomic environment

Third Quarter Financial Highlights

•	Sales of $2.9 billion, up 4 percent, up 2.5 percent on a daily basis.

•	U.S. Segment and endless assortment businesses grew 4.5 percent on a daily basis

•	Reported operating earnings of $338 million, up 78 percent; adjusted operating earnings of $339 million, up 2 percent

•	Reported EPS of $4.25, up 134 percent; adjusted EPS of $4.26, up 2 percent

•	Returned $279 million to shareholders through dividends and share repurchases; Returned $842 million in the year to date period ending September 2019

•	Reiterating 2019 total company guidance ranges

CHICAGO, October 23, 2019 - Grainger (NYSE: GWW) today reported results for the 2019 third quarter. Sales of $2.9 billion in the quarter increased 4 percent versus the 2018 third quarter. On a daily basis, sales were up 2.5 percent. The third quarter had one more selling day than the prior year period. Foreign exchange had no impact on total company sales.

“While the global demand environment continued to weaken, our U.S. and endless assortment businesses gained share as we made solid progress on our key growth initiatives and were diligent in managing expenses,” said DG Macpherson, Chairman and Chief Executive Officer. “We remain confident in our ability to achieve results within our 2019 total company guidance ranges as provided in our second quarter earnings release.”

2019 Third Quarter Financial Summary

($ in millions)	Q3 2019		Q3 2018		Q3
					Change v. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$2,947	$2,947	$2,831	$2,831	4%	4%
Gross Profit	$1,099	$1,099	$1,079	$1,079	2%	2%
Operating Earnings	$338	$339	$189	$332	78%	2%
Net Earnings	$233	$233	$104	$240	123%	-3%
Diluted EPS	$4.25	$4.26	$1.82	$4.19	134%	2%

Gross Profit %	37.3%	37.3%	38.1%	38.1%	-80 bps	-80 bps
Operating Margin	11.4%	11.5%	6.7%	11.7%	480 bps	-20 bps
Tax Rate	24.2%	24.2%	32.7%	20.0%	-850 bps	420 bps

(1)
Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release. 2019 reported results included restructuring primarily in Canada resulting in a negative $1 million impact to operating earnings and a negative $0.01 impact to EPS. Reported results in Q3 2018 contained $139 million in non-cash impairment charges related to the Cromwell business in the U.K. and $4 million in restructuring charges related to the U.S. segment and Other Businesses.

Revenue
Daily sales for the quarter increased 2.5 percent. Sales were primarily composed of a 2.5 percentage point increase in volume. Price inflation and the impact from foreign exchange were both flat.

Gross Profit Margin
Reported and adjusted gross profit margin for the third quarter were 37.3 percent versus 38.1 percent in the 2018 third quarter due primarily to performance in the U.S. segment and Other businesses. Year to date 2019 reported and adjusted gross profit margin were 38.4 percent versus 38.8 percent in the 2018 year to date period due to performance in Other businesses.

Earnings
Reported operating earnings for the 2019 third quarter of $338 million were up 78 percent versus $189 million in the 2018 third quarter. Reported earnings in the 2018 third quarter included $143 million in restructuring and non-cash impairment charges, which were primarily related to the Cromwell business in the U.K. On an adjusted basis, operating earnings for the quarter of $339 million were up 2 percent versus $332 million in the 2018 quarter.

Reported operating margin of 11.4 percent increased 480 basis points in the third quarter of 2019 versus the prior year quarter. Adjusted operating margin of 11.5 percent in the quarter declined 20 basis points versus the prior year quarter. The decline in operating margin was due primarily to investments in Zoro. Year to date 2019 reported operating margin of 12.5 percent increased 225 basis points versus the 2018 year to date period. Year to date adjusted operating margin of 12.5 percent increased 30 basis points versus the 2018 year to date period due primarily to the U.S. segment and Canada.

Reported earnings per share of $4.25 in the third quarter was up 134 percent versus $1.82 in the 2018 third quarter. Adjusted earnings per share in the quarter of $4.26 increased 2 percent versus $4.19 in the 2018 third quarter. The improvement in adjusted earnings per share was due primarily to higher operating earnings and lower average shares outstanding, partially offset by higher taxes due to lower tax benefits from stock based compensation.

Tax Rate
For the 2019 third quarter, the company’s reported tax rate was 24.2 percent versus 32.7 percent in the 2018 third quarter. The higher tax rate in the prior year quarter was driven primarily by Cromwell impairment charges, which were not tax deductible.

Excluding net restructuring and impairment charges in both periods, the adjusted tax rates were 24.2% and 20.0% for the three months ended September 30, 2019 and 2018, respectively. The increase in effective tax rate was primarily driven by lower tax benefit from stock-based compensation and the absence of the Company's clean energy tax benefits in 2019 as the Company concluded these investments in 2018.

Cash Flow
Operating cash flow was $320 million in the 2019 third quarter compared to $348 million in the 2018 third quarter. The decline in operating cash flow was primarily the result of timing related to supplier payments. The company used the cash generated during the quarter to invest in the business and return cash to shareholders through share repurchases and dividends. Grainger returned $279 million to shareholders through $79 million in dividends and $200 million used to buy back approximately 725,000 shares in the third quarter of 2019.

2019 Company Guidance:
The company is reiterating 2019 guidance at the total Company level. These metrics reflect the updated guidance provided in the Q2 2019 earnings release.

Total Company	2019 Guidance Range
Market Growth (nominal)ꝉ	-1.0% to 2.0%
Net Sales	2.0% to 5.0% growth
Gross Profit Margin	38.1% to 38.7%
Operating Margin	12.2% to 13.0%
Earnings per Share	$17.10 to $18.70

ꝉIn the U.S., Business Investment and Exports are two major indicators of MRO spending. Per the Global Insight October 2019 forecast, Business Inventory is forecast to improve while Business Investment, Industrial Production, Exports and GDP are forecast to soften, as a result of the trade tensions and associated uncertainty around tariff policy, slowing global growth and a strong US dollar, diminishing support from fiscal stimulus and a decline in the pace of inventory accumulation. Per the Global Insight September 2019 forecast, Canada's Business Investment, Exports, Industrial Production and GDP are expected to slow due to elevated global trade uncertainties, a reduction in spending, delayed investments and slowing global oil demand.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on October 23, 2019 to discuss the third quarter results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Tom Okray, Senior Vice President and CFO, and can be accessed at www.invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2018 sales of $11.2 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.invest.grainger.com to view information about the company, including a supplement regarding 2019 third quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives; the implementation, timing and results of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry, economic, market or political conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in effective tax rates; our common stock, including volatility in our stock price; and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Monica Gupta
847-535-5678	Director, Investor Relations
O: 847-535-0099
M: 847-274-8910

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$2,947	$2,831	$8,639	$8,458
Cost of goods sold	1,848	1,752	5,324	5,176
Gross profit	1,099	1,079	3,315	3,282
Selling, general and administrative expenses	761	890	2,234	2,414
Operating earnings	338	189	1,081	868
Other income (expense):
Interest income	1	2	4	4
Interest expense	(21)	(22)	(64)	(70)
Other, net	4	2	18	—
Total other expense, net	(16)	(18)	(42)	(66)
Earnings before income taxes	322	171	1,039	802
Income taxes	78	56	261	198
Net earnings	244	115	778	604
Less: Net earnings attributable to noncontrolling interest	11	11	32	31
Net earnings attributable to W.W. Grainger, Inc.	$233	$104	$746	$573

Earnings per share:
Basic	$4.27	$1.84	$13.46	$10.12
Diluted	$4.25	$1.82	$13.40	$10.04
Weighted average number of shares outstanding:
Basic	54.1	56.3	55.0	56.2
Diluted	54.4	56.8	55.2	56.6
Diluted Earnings Per Share
Net earnings as reported	$233	$104	$746	$573
Earnings allocated to participating securities	(2)	(1)	(6)	(5)
Net earnings available to common shareholders	$231	$103	$740	$568
Weighted average shares adjusted for dilutive securities	54.4	56.8	55.2	56.6
Diluted earnings per share	$4.25	$1.82	$13.40	$10.04

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	September 30, 2019	December 31, 2018
Cash and cash equivalents	$286	$538
Accounts receivable – net	1,495	1,385
Inventories - net	1,520	1,541
Prepaid expenses and other assets	86	83
Prepaid income taxes	9	10
Total current assets	3,396	3,557
Property, buildings and equipment – net	1,384	1,352
Deferred income taxes	13	12
Goodwill	425	424
Intangibles - net	422	460
Other assets (1)	282	68
Total assets	$5,922	$5,873
Liabilities and Shareholders’ Equity
Short-term debt	$51	$49
Current maturities of long-term debt	219	81
Trade accounts payable	723	678
Accrued compensation and benefits	170	262
Accrued contributions to employees’ profit-sharing plans (2)	70	133
Accrued expenses (1)	327	269
Income taxes payable	12	29
Total current liabilities	1,572	1,501
Long-term debt	1,918	2,090
Deferred income taxes and tax uncertainties	120	103
Other non-current liabilities (1)	240	86
Shareholders' equity (3)	2,072	2,093
Total liabilities and shareholders’ equity	$5,922	$5,873

(1)
Other assets increased $207 million, Accrued expenses increased $54 million and Other non-current liabilities increased $159 million due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases.

(2)	Accrued contributions to employees' profit-sharing plans decreased $63 million primarily due to the timing of cash contributions to the plans.
(3)	Common stock outstanding as of September 30, 2019 was 53,866,254 compared with 55,862,360 shares at December 31, 2018, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of dollars)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net earnings	$244	$115	$778	$604

Provision for losses on accounts receivable	1	3	7	7
Deferred income taxes and tax uncertainties	7	7	19	10
Depreciation and amortization	58	64	171	192
Impairment of goodwill, intangible and other assets	—	142	—	142
Net gains from sales of assets and divestitures	—	(8)	(5)	(22)
Stock-based compensation	9	8	32	36
Losses from equity method investment	—	3	—	18
Subtotal	75	219	224	383
Change in operating assets and liabilities:
Accounts receivable	(1)	(24)	(119)	(172)
Inventories	6	(8)	18	(53)
Prepaid expenses and other assets	7	12	(15)	(13)
Trade accounts payable	(50)	(1)	50	4
Accrued liabilities	50	24	(137)	(36)
Income taxes, net	(9)	11	(16)	39
Other non-current liabilities	(2)	—	(13)	(13)
Subtotal	1	14	(232)	(244)
Net cash provided by operating activities	320	348	770	743
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(56)	(66)	(163)	(169)
Proceeds from sales of assets	2	33	16	76
Equity method proceeds (investment)	—	2	2	(12)
Net cash used in investing activities	(54)	(31)	(145)	(105)
Cash flows from financing activities:
Net increase (decrease) in lines of credit	1	(4)	4	(4)
Net decrease in long-term debt	(14)	(53)	(48)	(89)
Proceeds from stock options exercised	3	92	19	179
Payments for employee taxes withheld from stock awards	—	18	(10)	(11)
Purchases of treasury stock	(200)	(82)	(600)	(283)
Cash dividends paid	(79)	(77)	(242)	(232)
Other, net	—	—	2	3
Net cash used in financing activities	(289)	(106)	(875)	(437)
Exchange rate effect on cash and cash equivalents	(6)	(7)	(2)	(11)
Net change in cash and cash equivalents	(29)	204	(252)	190
Cash and cash equivalents at beginning of period	315	313	538	327
Cash and cash equivalents at end of period	$286	$517	$286	$517

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: , adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

In millions	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	Gross Profit %	2018	Gross Profit %	2019	Gross Profit %	2018	Gross Profit %
Gross profit reported	$1,099	37.3%	$1,079	38.1%	$3,315	38.4%	$3,282	38.8%
Restructuring, net	—	—	—	—	1	—	1	—
Gross profit adjusted	$1,099	37.3%	$1,079	38.1%	$3,316	38.4%	$3,283	38.8%

In millions	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	Operating Margin %	2018	Operating Margin %	2019	Operating Margin %	2018	Operating Margin %
Operating earnings reported	$338	11.4%	$189	6.7%	$1,081	12.5%	$868	10.3%
Restructuring, net and impairment charges	1	0.1	143	5.0	—	—	166	1.9
Operating earnings adjusted	$339	11.5%	$332	11.7%	$1,081	12.5%	$1,034	12.2%

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	%	2019	2018	%
Net earnings reported	$233	$104	123%	$746	$573	30%
Restructuring, net and impairment charges	—	136		—	154
Net earnings adjusted	$233	$240	(3)%	$746	$727	3%

Diluted earnings per share reported	$4.25	$1.82	134%	$13.40	$10.04	33%
Pretax restructuring, net and impairment charges	0.01	2.48		—	2.90
Tax effect (1)	—	(0.11)		—	(0.20)
Total, net of tax	0.01	2.37		—	2.70
Diluted earnings per share adjusted	$4.26	$4.19	2%	$13.40	$12.74	5%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Bps impact	2019	2018	Bps impact
Tax rate reported	24.2%	32.7%	(850)	25.1%	24.7%	40
Restructuring, net and impairment charges	—	(12.7)		—	(3.0)
Tax rate adjusted	24.2%	20.0%	420	25.1%	21.7%	340

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